Exhibit 23.1

CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement of our report dated August 14, 2025, except for the effects of the restatement and revision discussed in Notes 2, 6, and 11 to the consolidated financial statements and for the effect of a forward 167-to-1 stock split as noted on Note 2, to which the date is January 12, 2026, relating to the consolidated financial statements of Rank One Computing Corporation, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

January 16, 2026